Exhibit 99.1

NEWS RELEASE
CONTACT:                      Lara Mahoney
440-329-6393

INVACARE CORPORATION REPORTS IMPROVED EARNINGS AND CONTINUED ORGANIC NET SALES GROWTH FOR THE SECOND QUARTER OF 2011

ELYRIA, Ohio – (July 28, 2011) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and the six months ended June 30, 2011.

CEO SUMMARY

Commenting on Invacare's second quarter 2011 results, Gerald B. Blouch, President & Chief Executive Officer, stated, “The Company’s focus on organic net sales growth continued to deliver results in the second quarter with a 3.8% improvement over the second quarter of last year. Adjusted earnings per share(a) improved 15% over the second quarter of last year to $0.45. In addition, the Company generated free cash flow(c) of $21.3 million.”

Focusing on the outlook for 2011, Blouch continued, “The Company is encouraged by the sales growth in the first half of the year, and it is raising its guidance on organic net sales growth to a range of 3.5% to 4.5% from 3% to 4%. The Company is maintaining its previous guidance on adjusted earnings per share(a) between $2.05 to $2.15 despite pressure on the gross margin and a higher effective tax rate versus last year due to the higher net sales.”

HIGHLIGHTS FOR THE SECOND QUARTER

•
Earnings per share on a GAAP basis increased for the quarter to $0.32 versus a loss per share of $0.02 last year. The results were negatively impacted by $0.36 per share ($11.9 million net after-tax expense) and $0.45 per share ($14.6 million net after-tax expense) for the quarters ended June 30, 2011 and 2010, respectively, related to early convertible debt extinguishment charges.  The results for the quarter ended June 30, 2011 were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.

•
Adjusted earnings per share(a) increased 15% for the quarter to $0.45 versus $0.39 last year. The results for the quarter ended June 30, 2011 exclude the one time benefit for a tax settlement in Germany of $0.16 per share ($5.1 million tax benefit).

•	Free cash flow(c) for the quarter was $21.3 million as compared to $40.2 million last year
•	Organic net sales increased 3.8% compared to the second quarter of last year
•	Adjusted EBITDA(d) was $34.7 million for the quarter as compared to $33.6 million last year
•	Reduction in debt outstanding of $1.7 million for the quarter, leading to a ratio of debt to adjusted EBITDA(d) of 1.8, compared to 2.0 in the second quarter of last year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the quarter were $0.32 ($10.7 million net earnings) as compared to a loss per share for the same period last year of $0.02 ($0.6 million net loss). Net earnings for the quarter were negatively impacted by $0.36 per share ($11.9 million net after-tax expense) for early debt extinguishment charges compared to $0.45 per share ($14.6 million net after-tax expense) last year. The results for the quarter ended June 30, 2011 were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.  Adjusted earnings per share(a) were $0.45 for the second quarter of 2011 as compared to $0.39 for the second quarter of 2010. Adjusted net earnings(b) for the quarter were $14.7 million versus $12.7 million for the second quarter last year. Adjusted net earnings(b) for the quarter were positively impacted by net sales growth and reduced interest expense partially offset by a reduced gross margin, higher selling, general and administrative (SG&A) expenses and a higher effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter increased 8.3% to $466.4 million versus $430.8 million for the same period last year. Organic net sales for the quarter increased 3.8% over the same period last year driven by increases in all business segments except Asia/Pacific. The second quarter impact of foreign currency translation and acquisitions for all business segments and the consolidated Company as compared to last year is provided in a table accompanying this release.

Gross margin as a percentage of net sales for the second quarter was lower by 0.5 of a percentage point compared to last year’s second quarter. The margin decline was related to sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in the European segment and increased warranty and commodity costs partially offset by the impact of favorable cost reduction projects and a currency benefit on sourcing in Europe.

Selling, general and administrative expense increased 7.7% to $112.4 million in the second quarter compared to $104.4 million in the second quarter last year. Foreign currency translation increased SG&A expense by 5.0 percentage points while an acquisition increased SG&A expense by 1.5 percentage points. Excluding foreign currency translation and acquisitions, SG&A expense increased by 1.2% compared to the second quarter of last year driven by higher associate costs in all segments and unfavorable foreign currency transactions in Europe and the Institutional Products Group partially offset by a reduction in bad debt expense and insurance costs.

During the second quarter of 2011, the Company was notified that the German government agreed to follow a European Court of Justice case and a German Tax Court case that impacted an open tax return year.  As a result, the Company recognized a tax benefit in the second quarter of approximately $5.1 million ($0.16 per share).  This benefit is excluded from the Company’s adjusted earnings per share(a).

As part of the Company’s ongoing globalization initiative to reduce complexity within its global footprint, the Company announced the closure of a European assembly facility during the second quarter of 2011.  The assembly activities will be transferred to other Company facilities or outsourced to third parties.  As a result, the Company incurred restructuring charges in the quarter of approximately $0.4 million related to involuntary termination benefits. These restructuring charges are excluded from adjusted earnings per share(a). The Company will have additional costs related to this closure, which is expected to be complete at the end of the first quarter 2012.

Earnings per share on a GAAP basis for the six months ended June 30, 2011 were $0.55 ($18.1 million net earnings) as compared to earnings per share for the same period last year of $0.08 ($2.5 million net earnings).  Net earnings for the first six months of 2011 were negatively impacted by $0.51 per share ($16.7 million net after-tax expense) for early debt extinguishment charges compared to $0.57 per share ($18.4 million net after-tax expense) last year. The results for the six months ended June 30, 2011 were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.  Adjusted earnings per share(a) were $0.77 for the first six months of 2011 as compared to $0.63 for the same period last year.  Adjusted net earnings(b) for the first half of 2011 were $25.2 million versus $20.4 million for the first half last year.  The significant improvement in adjusted net earnings(b) for the first six months was primarily driven by net sales growth and reduced interest expense partially offset by a reduced gross margin, higher SG&A expenses and a higher effective tax rate on adjusted pre-tax earnings.

Net sales for the six months ended June 30, 2011 increased 7.4% to $894.9 million versus $833.1 million for the same period last year.  Organic net sales for the six months ended June 30, 2011 increased 4.9% over the same period last year driven by increases in all business segments except Asia/Pacific. The year to date impact of foreign currency translation and acquisitions for all business segments and the consolidated Company as compared to last year is provided in a table accompanying this release.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended June 30, 2011, North America/HME net sales increased 4.5% to $198.7 million compared to $190.1 million in the same period last year, driven by increases in respiratory and rehab product lines partially offset by declines in standard products. Organic net sales for North America/HME increased 3.0%, driven primarily by increased net sales of stationary and portable oxygen concentrators, seating and custom manual wheelchairs partially offset by declines in consumer power, HomeFill® oxygen systems and patient aid products.

For the second quarter, North America/HME earnings before income taxes were $13.3 million as compared to earnings before income taxes of $10.5 million last year. The increase in earnings before income taxes was principally the result of reduced interest expense, volume increases and cost reduction activities, including reduced SG&A expenses, partially offset by sales mix favoring lower margin customers and product lines, and higher warranty and commodity costs.

For the first six months of 2011, North America/HME net sales increased 5.3% to $384.3 million compared to $365.1 million for the same period last year.  Organic net sales increased 3.5%.   Earnings before income taxes for the first half of 2011 were $26.6 million compared to earnings before income taxes of $22.0 million last year. The increase in earnings before income taxes was primarily the result of reduced interest expense, volume increases and cost reduction activities partially offset by sales mix favoring lower margin product lines and customers, higher freight and warranty costs and pricing pressure in certain products.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the second quarter increased 4.0% to $75.7 million compared to $72.8 million for the same period last year. The net sales increase was in urological, enteral and ostomy product lines. Earnings before income taxes for the second quarter increased to $1.5 million as compared to $1.3 million last year primarily as a result of volume increases and cost reduction initiatives partially offset by sales mix favoring lower margin product lines and increased SG&A expense, primarily in distribution and associate costs.

For the first six months of 2011, ISG net sales increased 5.1% to $149.8 million compared to $142.5 million for the same period last year.  Earnings before income taxes for the first half of 2011 increased to $2.7 million as compared to $2.2 million last year as a result of volume increases and cost reduction initiatives partially offset by sales mix favoring lower margin product lines and increased SG&A expense, primarily in distribution and associate costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter increased by 15.0% to $26.1 million compared to $22.7 million last year. Organic net sales increased 14.2% driven primarily by strong net sales of institutional beds and dialysis chairs. Earnings before income taxes increased to $3.8 million as compared to $3.3 million for the second quarter of last year as a result of volume increases and cost reduction initiatives partially offset by increased warranty costs and unfavorable foreign exchange impact related to the strengthening of the Canadian dollar.

For the first six months of 2011, IPG net sales increased 19.5% to $53.8 million compared to $45.0 million for the same period last year.  Organic net sales increased 18.7%.  Earnings before income taxes for the first half of 2011 increased to $7.9 million as compared to $5.1 million last year as a result of increased volume and favorable cost reduction programs partially offset by unfavorable foreign currency impact related to the Canadian dollar.

EUROPE

For the second quarter, European net sales increased 15.2% to $141.9 million versus $123.1 million last year. Organic net sales for the quarter increased 5.1%, which was driven by increases in the rehab, standard and respiratory product lines. For the second quarter, earnings before income taxes increased to $9.9 million, excluding restructuring charges of $0.4 million, as compared to $9.3 million last year. The earnings before income taxes increase was largely attributable to volume increases, cost reduction activities and favorable foreign currency transactions partially offset by sales mix favoring lower margin product lines and lower margin customers, pricing pressures in patient aid products and increased SG&A expenses, primarily related to associate costs.

For the first six months of 2011, European net sales increased 9.3% to $263.2 million compared to $240.8 million for the same period last year.  Organic net sales increased 5.6%.  Earnings before income taxes for the first half of 2011 increased to $14.9 million, excluding restructuring charges of $0.4 million, as compared to $13.8 million last year as a result of sales growth, cost reduction activities and favorable foreign currency transactions partially offset by sales mix favoring lower margin product lines and lower margin customers as well as increased SG&A expenses, primarily related to associate costs.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales increased 8.4% to $24.0 million versus $22.1 million last year. Organic net sales for the quarter decreased 7.3% driven by the Company’s New Zealand distribution business and by the Company’s subsidiary which produces microprocessor controllers. For the second quarter, earnings before income taxes decreased to $1.8 million as compared to $2.5 million last year.  The decrease in earnings before income taxes is primarily attributable to volume declines, sales mix favoring lower margin product lines and increased SG&A expense related to associate costs.

For the first six months of 2011, Asia/Pacific net sales increased 10.5% to $43.8 million compared to $39.6 million for the same period last year.  Organic net sales decreased 2.2%.  Earnings before income taxes for the first half of 2011 decreased to $2.9 million as compared to $3.4 million last year primarily as a result of volume declines, sales mix favoring lower margin product lines and increased SG&A expense related to associate costs.

FINANCIAL CONDITION

Total debt outstanding was $265.4 million as of June 30, 2011, as compared to $267.1 million as of March 31, 2011 and $271.2 million as of December 31, 2010 (including the convertible debt discount, which reduced convertible debt and increased equity by $9.7 million as of June 30, 2011, $20.2 million as of March 31, 2011 and by $25.1 million as of December 31, 2010). The convertible debt discount decreased $10.5 million during the quarter, primarily as a result of the extinguishment of convertible debt. The Company’s total debt outstanding consists of $31.4 million in convertible debt, $224.5 million drawn on the revolving credit facility and $9.5 million of other debt.

The Company reported $21.3 million of free cash flow(c) in the second quarter of 2011 as compared to $40.2 million of free cash flow(c) in the second quarter of 2010. The principal drivers of free cash flow(c) in the second quarter were improved profitability partially offset by increased accounts receivable and inventory.

The Company principally utilized free cash flow(c) generated during the quarter to fund the repurchase of $32.3 million par value of convertible debt along with the related premium, buy back 48,400 shares of the Company’s common stock and reduce total debt outstanding in the quarter by $1.7 million. The Company’s ratio of debt to adjusted EBITDA(d) was 1.8 as of June 30, 2011, as compared to 1.9 as of December 31, 2010 and 2.0 as of June 30, 2010.

Days sales outstanding were 50 days at the end of the second quarter of 2011 versus 52 days at the end of the second quarter of 2010 and 50 days at the end of last year. Inventory turns at the end of the second quarter of 2011 were 6.1 compared to 6.1 at the end of the second quarter 2010 and 6.2 at the end of 2010.

OUTLOOK

Invacare had a strong first half of the year with organic net sales growth, which it expects to continue in the second half of the year. However, the benefits of higher organic net sales growth on earnings may be diluted by two issues. First, the Company’s gross margin declined in the first half of the year related to sales mix favoring lower margin customers and lower margin product lines as well as pricing pressure on certain products. While the Company intends to proactively manage these issues through a variety of initiatives, such as re-focusing its sales force on the total lifecycle cost benefits associated with the HomeFill® oxygen system, the gross margin for 2011 is not expected to be as strong as was anticipated when the Company provided its 2011 financial guidance after the end of the first quarter. Second, the Company’s results in the second half of 2011 are expected to be impacted by a significantly higher effective tax rate versus the same period last year.

In regards to potential reimbursement risks, there are two notable topics. In the United States, the Company has seen no significant impact related to the first round of National Competitive Bidding (NCB) that went into effect in the nine metropolitan service areas (MSA) on January 1, 2011. While there may be slowness in purchases in these areas, it is hard to measure, since the Company does not have zip code level visibility to either customer’s sales and rental data or Medicare fulfillment data. The Company continues to expect NCB to be neutral to earnings in 2011, but it will remain judicious in its extension of credit to customers in these MSAs. There have been no new updates on Round 2 of NCB, which is scheduled to be implemented in July 2013. In Germany, the government will no longer be reimbursing for stair climber products. The Company will evaluate the potential impact of this decision, as it is unclear if private insurance will continue to pay for the product or if the product will have success as a retail item.

In its efforts to make long-term improvements to the Company, Invacare has two significant globalization projects to note although it is unlikely they will have an impact on adjusted earnings per share(a) in 2011. First, the Company decided to cease operations at two existing facilities – one in Europe, as previously mentioned in this release, and one small facility in the United States – and shift those activities to other Invacare locations and third parties in order to maximize the effectiveness of its supply chain. The restructuring costs associated with these closures will continue to be excluded from adjusted earnings per share(a). Secondly, since 2010, the Company has been evaluating its product development plans against its globalization product strategy that calls for new products to have a global platform. In doing so, the Company discontinued several projects that did not advance its globalization strategy and redeployed those resources to initiate new projects. This resulted in a decline of new product launches in 2011, but the Company expects to see the benefits in 2012 and beyond with numerous new product launches that will have global market appeal.

With these factors in mind, as well as ongoing volatility in freight and commodity costs and foreign currency, the Company updates and reconfirms its 2011 guidance as follows:

•	Organic net sales growth between 3.5% and 4.5% (increased from previously announced guidance between 3% and 4%);

•	Adjusted earnings per share(a) between $2.05 and $2.15;

•	Free cash flow(c) between $85 million and $95 million;

•	Effective tax rate of approximately 30% on adjusted pre-tax annual earnings; and

•	Adjusted EBITDA(d) between $145 million and $155 million.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company’s convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 522,000 shares for the three and six months ended June 30, 2011 and 178,000 shares for the six months ended June 30, 2010. The Company has excluded the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.4 million pre-tax for the quarter and six months ended June 30, 2011), amortization of the convertible debt discount recorded in interest ($0.5 million and $1.1 million pre-tax for quarter and six months ended June 30, 2011 compared to $0.7 million and $1.7 million pre-tax for quarter and six months ended June 30, 2010), loss on debt extinguishment including debt finance charges and fees ($11.9 million and $16.7 million pre-tax for the quarter and six months ended June 30, 2011 compared to $14.0 million and $18.4 million pre-tax for the quarter and six months ended June 30, 2010), one time tax benefit as a result of a tax settlement in Germany ($5.1 million after tax for quarter and six months ended June 30, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s previous senior secured credit facility as well as the Company’s new revolving credit facility. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 83519763. A digital recording will be available two hours after completion of the conference call from July 28, 2011 to August 4, 2011. To access the recording, US/Canada callers should dial 1-800-642-1687, or +1-706-645-9291 for international callers, and enter the Conference ID 83519763.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2010 Industry Week U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on certain medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted); legal actions, regulatory proceedings or governmental investigations (including, for example, compliance costs or other adverse effects of enforcement actions which could arise from the current, ongoing FDA investigations); product liability claims; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; natural disasters that lead to supply chain disruptions beyond the Company’s control; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; unanticipated changes in the Company’s product sales mix; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of or inability to attract and maintain the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$466,412	$430,828	$894,910	$833,068
Cost of products sold	331,494	304,338	636,986	588,865
Gross profit	134,918	126,490	257,924	244,203
Selling, general and administrative expense	112,417	104,421	218,194	206,197
Loss on debt extinguishment including debt finance charges and associated fees	11,855	14,048	16,736	18,434
Charge related to restructuring activities	431	-	431	-
Interest expense – net	1,954	5,607	4,298	11,852
Earnings before income taxes	8,261	2,414	18,265	7,720
Income taxes (benefit)	(2,400)	3,025	150	5,225
Net earnings (loss)	$10,661	$(611)	$18,115	$2,495

Net earnings (loss) per share – basic	$0.33	$(0.02)	$0.56	$0.08
Weighted average shares outstanding – basic	31,950	32,386	32,062	32,367

Net earnings per share – assuming dilution	$0.32	$(0.02)	$0.55	$0.08
Weighted average shares outstanding – assuming dilution	33,006	32,386	33,026	32,669

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net earnings (loss)	$10,661	$(611)	$18,115	$2,495
Interest expense	2,234	5,770	4,844	12,162
Income taxes (benefit)	(2,400)	3,025	150	5,225
Depreciation and amortization	9,338	9,138	18,133	18,245
EBITDA	19,833	17,322	41,242	38,127
Restructuring charges	431	-	431	-
Bank fees	1,155	949	2,287	2,138
Loss on debt extinguishment including debt finance charges and associated fees	11,855	14,048	16,736	18,434
Stock option expense	1,466	1,283	2,878	2,840
Adjusted EBITDA(1)	$34,740	$33,602	$63,574	$61,539

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings (loss) excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net earnings (loss) per share – assuming dilution	$0.32	$(0.02)	$0.55	$0.08
Weighted average shares outstanding- assuming dilution	33,006	32,386	33,026	32,669
Net earnings (loss)	$10,661	$(611)	$18,115	$2,495
Income taxes (benefit)	(2,400)	3,025	150	5,225
Earnings before income taxes	8,261	2,414	18,265	7,720
Restructuring charges	431	-	431	-
Amortization of discount on convertible debt	543	706	1,136	1,706
Loss on debt extinguishment, including debt finance charges and associated fees	11,855	14,048	16,736	18,434
Adjusted earnings before income taxes	21,090	17,168	36,568	27,860
Income taxes	6,400	4,425	11,400	7,475
Adjusted net earnings	$14,690	$12,743	$25,168	$20,385

Weighted average shares outstanding- assuming dilution	33,006	32,463	33,026	32,669
Less: Diluted shares related to convertible debt	522	-	522	178
Adjusted weighted average shares outstanding – assuming dilution	32,484	32,463	32,504	32,491
Adjusted earnings per share – assuming dilution(2)	$0.45	$0.39	$0.77	$0.63

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances, one time tax benefit as a result of a tax settlement in Germany and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation.  The share adjustment is 522,000 shares for the three and six months ended June 30, 2011 and 178,000 shares for the six months ended June 30, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $36,186,000 and $68,997,000 for the three and six months ended June 30, 2011 and $34,987,000 and $67,483,000 for the three and six months ended June 30, 2010, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues from external customers
North America / HME	$198,732	$190,089	$384,345	$365,075
Invacare Supply Group	75,737	72,826	149,783	142,544
Institutional Products Group	26,113	22,700	53,754	44,978
Europe	141,860	123,105	263,247	240,833
Asia/Pacific	23,970	22,108	43,781	39,638
Consolidated	$466,412	$430,828	$894,910	$833,068

Earnings (loss) before income taxes
North America / HME	$13,324	$10,479	$26,576	$22,026
Invacare Supply Group	1,489	1,331	2,684	2,199
Institutional Products Group	3,764	3,331	7,885	5,138
Europe	9,480	9,293	14,440	13,827
Asia/Pacific	1,842	2,534	2,893	3,351
All Other	(21,638)	(24,554)	(36,213)	(38,821)
Consolidated	$8,261	$2,414	$18,265	$7,720

Restructuring charges before income taxes
North America / HME	$-	$-	$-	$-
Invacare Supply Group	-	-	-	-
Institutional Products Group	-	-	-	-
Europe	431	-	431	-
Asia/Pacific	-	-	-	-
Consolidated	$431	$-	$431	$-

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$13,324	$10,479	$26,576	$22,026
Invacare Supply Group	1,489	1,331	2,684	2,199
Institutional Products Group	3,764	3,331	7,885	5,138
Europe	9,911	9,293	14,871	13,827
Asia/Pacific	1,842	2,534	2,893	3,351
All Other	(21,638)	(24,554)	(36,213)	(38,821)
Consolidated	$8,692	$2,414	$18,696	$7,720

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of currency translation and acquisitions comparing quarters ended June 30, 2011 to June 30, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	4.5%	0.5	1.0	3.0%
Invacare Supply Group	4.0	-	-	4.0
Institutional Products Group	15.0	0.8	-	14.2
Europe	15.2	10.1	-	5.1
Asia/Pacific	8.4	15.7	-	(7.3)
Consolidated	8.3%	4.1	0.4	3.8%

The following table provides net sales as reported and as adjusted to exclude the impact of currency translation and acquisitions comparing six months ended June 30, 2011 to June 30, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	5.3%	0.5	1.3	3.5%
Invacare Supply Group	5.1	-	-	5.1
Institutional Products Group	19.5	0.8	-	18.7
Europe	9.3	3.7	-	5.6
Asia/Pacific	10.5	12.7	-	(2.2)
Consolidated	7.4%	1.9	0.6	4.9%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	June 30, 2011	December 31, 2010
Current Assets
Cash and cash equivalents	$38,162	$48,462
Trade receivables – net	268,753	252,004
Inventories – net	188,812	174,375
Deferred income taxes and other current assets	61,531	51,318
Total Current Assets	557,258	526,159

Other Assets	117,444	116,395
Plant and equipment – net	134,037	130,763
Goodwill	553,504	507,083
Total Assets	$1,362,243	$1,280,400

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$160,622	$143,753
Accrued expenses	134,288	130,079
Accrued income taxes	1,405	8,502
Short-term debt and current maturities of long-term debt	8,431	7,974
Total Current Liabilities	304,746	290,308

Long-Term Debt	247,297	238,090
Other Long-Term Obligations	107,255	99,591

Shareholders’ Equity	702,945	652,411
Total Liabilities and Shareholders’ Equity	$1,362,243	$1,280,400

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net cash provided by operating activities	$28,053	$43,831	$36,996	$54,080
Plus:
Net cash impact related to restructuring activities	-	-	-	-
Less:
Purchases of property and equipment, net	(6,728)	(3,644)	(10,067)	(8,109)
Free Cash Flow	$21,325	$40,187	$26,929	$45,971

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).